u:\divestit\l-notice
EXHIBIT (2)(c)

                              March 14, 1995




The Quaker Oats Company and
  QO Acquisition Corp.
P.O. Box 049001
Chicago, Illinois  60604-9001

Attention:  Vice President and General Corporate Counsel


Re: Notice of Assignment of Rights Under the Purchase Agreement dated February 6, 1995, as supplemented by Supplement No. 1 thereto (the "Purchase Agreement")


Dear Sirs:

      This letter is a formal notice from H. J. Heinz Company ("Heinz") to The Quaker Oats Company ("Quaker") and QO Acquisition Corp. ("QOAC," and together with Quaker, "Sellers") that Heinz has elected to assign its rights and obligations under the Purchase Agreement, as permitted by and in accordance with, the terms of Section 12.5 of the Purchase Agreement. Specifically, Heinz pursuant to an Assignment and Assumption, attached hereto as Exhibit A, has assigned to its wholly-owned subsidiary, Star-Kist Foods, Inc. ("Star-Kist"), all of its rights and obligations under the Purchase Agreement.

      Attached hereto as Exhibit B is a copy of the guaranty of Heinz as required by Section 12.5 of the Purchase Agreement.

      Terms used in this letter shall have the same meaning as defined in the Purchase Agreement, unless otherwise specified.

                              Very truly yours,

                              H. J. HEINZ COMPANY

                              By:  ______________________________
                              Name:
                              Title:


AGREED AND ACKNOWLEDGED:
THE QUAKER OATS COMPANY

By:  _________________________
Name:
Title:

QO ACQUISITION CORP.
By:  _________________________
Name:
Title:
                         ASSIGNMENT AND ASSUMPTION


           THIS ASSIGNMENT and ASSUMPTION is made effective March 14, 1995 between H. J. Heinz Company, a Pennsylvania corporation ("Assignor") and Star-Kist Foods, Inc., a California corporation ("Assignee").

           WHEREAS, Assignor is party to a Purchase Agreement among The Quaker Oats Company, QO Acquisition Corp. and Assignor dated February 6, 1995, as supplemented by Supplement No. 1 thereto of even date herewith (the "Purchase Agreement");

           WHEREAS, undefined capitalized terms used herein shall have the meanings set forth in the Purchase Agreement;

           WHEREAS, Assignor desires to assign all of its rights and delegate performance of all of its covenants and obligations under the Purchase Agreement and Assignee is willing to accept such assignment and delegation;

          WHEREAS, Assignee is a wholly owned subsidiary of Assignor; and

           WHEREAS, the assignment and assumption provided for herein is permitted by the terms of Section 12.5 of the Purchase Agreement.

          NOW THEREFORE, intending to be legally bound hereby, Assignor and Assignee hereby agree as follows:

           1. Assignment. Effective the date hereof but prior to the Closing under the Purchase Agreement, Assignor hereby assigns all of its rights and delegates performance of all of its covenants and obligations under the Purchase Agreement to Assignee.

           2. Acceptance of Assignment. Assignee hereby accepts such assignment and assumes all of the covenants and obligations of Assignor under the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption.

                              H. J. HEINZ COMPANY

                              By:________________________________
                              Its: ________________________________


                              STAR-KIST FOODS, INC.

                              By:________________________________
                              Its: ________________________________


                                 GUARANTY


      H. J. Heinz Company ("Guarantor") hereby guarantees in favor of The Quaker Oats Company and QO Acquisition Corp. (collectively, "Quaker") the prompt performance by Star-Kist Foods, Inc. ("Star-Kist") of the covenants and obligations assumed by Star-Kist under that certain Purchase Agreement, dated February 6, 1995, as supplemented by Supplement No. 1 thereto of even date herewith, by and among Guarantor, The Quaker Oats Company and QO Acquisition Corp. ("QOAC") pursuant to that certain Assignment and Assumption between Guarantor and Star-Kist dated of even date herewith. In the event of nonperformance by Star-Kist of any such covenants or obligations, Guarantor shall promptly itself perform or cause Star-Kist to perform such covenants and obligations and hereby agrees to indemnify and hold harmless (in the manner and to the extent set forth in Section 10.3 of the Agreement) Quaker and QOAC from and against any losses suffered, incurred or sustained by Quaker or QOAC by reason of such nonperformance. The guaranty to Quaker hereunder is in an absolute, continuing, unconditional and unlimited guaranty of performance.

      Guarantor shall be entitled to the benefit of all defenses to and limitations on the guaranteed covenants and obligations to the same extent that Star-Kist would have had such benefit, except that in no event shall the validity of the guaranty or the obligations of the Guarantor be in any way terminated, affected or impaired by the dissolution of Star-Kist or the rejection of such obligations under any bankruptcy, insolvency or similar laws, now or hereafter enacted.

     This Guaranty is intended to benefit Quaker and no other person.

     WITNESS the due execution hereof this 14th day of March, 1995.


                         H. J. HEINZ COMPANY


                         By:___________________________
                         Its:___________________________